PRESS RELEASE

Exousia Advanced Materials, Inc. Acquires Evergreen Global Investments Ltd.

CHANNELVIEW, Texas, January 13, 2010 -- Exousia Advanced Materials, Inc. (OTC Bulletin Board: EXOU - www.exousiacorp.com), a company that manufactures advanced eco-friendly industrial products for worldwide infrastructure applications announced today its acquisition of Evergreen Global Investments Ltd. (“Evergreen”). Evergreen is a privately-held company headquartered in New York City that operates several growth companies that are focused on clean energy and the use of renewable energy.

The acquisition price for Evergreen was $24 million for which Exousia issued 10 million shares of its Series A Preferred Stock, increasing Exousia’s shareholders’ equity by an equal amount.  In the month of December 2009, the revenues of the Evergreen entities were approximately $5 million.

According to J. Wayne Rodrigue, president of Exousia, “this acquisition enables us to immediately improve the financial condition of our company by expanding our revenue base to more than $60 million in projected annual sales and adding additional capital to our balance sheet all within our core, eco-friendly business model.”

Evergreen’s business is providing energy products such as home heating oil to its thousands of customers located in the Northeastern part of the United States. One of Evergreen’s companies, PriceEnergy (www.PriceEnergy.com) is an industry leading e-commerce based business selling energy products and services to its residential and commercial customers. Through the use of proprietary technology, customers can use the Internet to check their local current fuel oil price, place orders, arrange for payment, and manage deliveries of heating oil, diesel fuel, and other energy products 24 hours a day, 7 days a week. PriceEnergy is rapidly migrating its entire product base to include Green Energy attributes.

Additionally, Evergreen’s companies own and operate an oil terminal in Rockaway, New Jersey  with fuel storage tanks having an oil storage capacity of 75,000 barrels (3,150,000 gallons), office buildings, a fuel rack, trucks, machinery, equipment, and a large customer base.

In addition to its operations in the Northeastern part of the United States, Evergreen owns an interest in one of the country’s largest biodiesel production facilities located in South Carolina.

“By integrating Evergreen and its Green Energy initiatives into Exousia, we can expand the sales of our eco-friendly industrial products into the Evergreen operational and distribution platform. This synergy, coupled with the improved projected cash flow, enabled us to structure what we believe is a highly capital efficient transaction that offers immediate financial benefits to Exousia and its shareholders. In our view, it is exceptional to be able to make an acquisition with so many strategic benefits under such favorable terms,” Rodrigue said.

For more news and information on Exousia Advanced Materials, Inc., please visit www.IRGnews.com/coi/EXOU where you can find the CEO's video, a pre-acquisition fact sheet on the company, investor presentations, and more.

Contact Information: Bob Roddie, CFO, Telephone: 832-922-2625

About Exousia Advanced Materials, Inc.

Exousia, through its subsidiary Evergreen, is the provider of a variety of fuel products to thousands of customers in the Northeastern part of the United States. It is rapidly migrating its entire product base to include Green Energy attributes. Exousia manufactures advanced eco-friendly resins, engineered particles, high-performance coatings and structural products. Exousia products enhance strength, durability, cost effectiveness and performance for a wide range of manufacturing, commercial and construction applications. The company serves both domestic and international markets. Additional information on Exousia can be found at http://www.exousiacorp.com.

Safe Harbor Statement
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words and similar expressions to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to Evergreen’s expected contributions to Exousia’s earnings, profits and EPS; projections of earnings, revenue, costs or other financial items of Exousia, Evergreen and the combined company; the anticipated value of the combined business to customers and partners; the expected performance of Evergreen service, along with anticipated growth and trends in the business or key markets of Exousia, Evergreen, and the combined company; and plans, objectives and strategies for future operations. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the ability of Exousia to successfully integrate Evergreen operations and employees; the ability to realize anticipated benefits of the proposed acquisition, including the expectation of greater revenue opportunities, operating efficiencies and cost savings; the ability to ensure continued performance and market growth of Evergreen’s business; continued turmoil in global financial markets and economies; the availability and cost of credit; the ability to successfully develop, introduce, and sell new products and enhancements; changes in relationships with key customers, suppliers, distributors, resellers, and others as a result of the acquisition; and other factors affecting the industrial coatings and energy industries generally. In addition, please refer to the risk factors contained in Exousia s SEC filings available at www.sec.gov, including Exousia’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The companies undertake no obligation to update or revise any forward-looking statements for any reason.